Exhibit 10.6
AMENDMENT TO
AMENDED AND RESTATED
GAMESTOP CORP.
(N/K/A GAMESTOP HOLDINGS CORP.)
2001 INCENTIVE PLAN
     The first sentence of Section 1.1 of the Amended and Restated GameStop Corp. (n/k/a GameStop Holdings Corp.) 2001 Incentive Plan is hereby deleted and replaced in its entirety by the following:
          “The purpose of the Plan is to assist the Company or any parent, subsidiary or affiliate of the Company in attracting and retaining selected individuals to serve as directors, officers, consultants, advisors, and employees of the Company or any parent, subsidiary or affiliate of the Company who will contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all shareholders of the Company through the additional incentive inherent in the ownership of Class A Common Stock, par value $.001 per share, of GameStop Corp. (f/k/a GSC Holdings Corp.) (the “Shares”).”